Back to Form 8-K                                                                                                                       Exhibit 10.1

APPENDIX X [Amendment Number 6]

Agency Code 12000	Contract No. C020454
Period 10/1/07-9/30/08	Funding Amount for Period Based on approved capitation rates

This is an AGREEMENT between THE STATE OF NEW YORK, acting by and through The New York State Department of Health, having its principal office at Corning Tower, Room 2001, Empire State Plaza, Albany NY 12237, (hereinafter referred to as the STATE), and WellCare of New York, Inc., (hereinafter referred to as the CONTRACTOR), to modify Contract Number C020454 as set forth below. The effective date of these modifications is October 1, 2007, unless otherwise noted below.

1.           Amend Section 11.5 "Corrective and Remedial Actions" to read as follows:

11.5       Corrective and Remedial Actions

a)
If the Contractor's Marketing activities do not comply with the Marketing Guidelines set forth in Appendix D of this Agreement or the Contractor's approved Marketing plan, the SDOH, in consultation with the LDSS, may take any of the following actions as it, in its sole discretion, deems necessary to protect the interests of Enrollees and the integrity of the MMC and FHPlus Programs. The Contractor shall take the corrective and remedial actions directed by the SDOH within the specified timeframes.

i)
 If the Contractor or its representative commits a first time infraction of the Marketing Guidelines and/or the Contractor's approved Marketing plan, and the SDOH, in consultation with the LDSS, deems the infraction to be minor or unintentional in nature, the SDOH and/or the LDSS may issue a warning letter to the Contractor.

ii)
If the Contractor engages in Marketing activities that SDOH determines, in it sole discretion, to be an intentional or serious breach of the Marketing Guidelines or the Contractor's approved Marketing plan, or a pattern of minor breaches, SDOH, in consultation with the LDSS, may require the Contractor to, and the Contractor shall, prepare and implement a corrective action plan acceptable to SDOH within a specified timeframe. In addition, or alternatively, SDOH may impose sanctions, including monetary penalties, as permitted by law.

iii)
 If the Contractor commits further infractions, fails to pay monetary penalties within the specified timeframe, fails to implement a corrective action plan in a timely manner or commits an egregious first-time infraction, the SDOH, in consultation with the LDSS, may in addition to any other legal remedy available to SDOH in law or equity:

A)	direct the Contractor to suspend its Marketing activities for a period up to the end of the Agreement period;

B)	suspend new Enrollments, other than newborns, for a period up to the remainder of the Agreement period; or

C)	terminate this Agreement pursuant to termination procedures described in Section 2.7 of this Agreement.

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2007

b)	The corrective and remedial actions described in Section 11.5 a) apply to violations of the reporting requirements in Section 18.5 a) xiii).

2.	Amend Section 18.5 "Reporting Requirements" to read as follows:

18.5	Reporting Requirements

a)
The Contractor shall submit the following reports to SDOH (unless otherwise specified).   The Contractor will certify the data submitted pursuant to this section as required by SDOH. The certification shall be in the manner and format established by SDOH and must attest,   based on best knowledge, information, and belief to the accuracy, completeness and  truthfulness of the data being submitted.

i)	Annual Financial Statements:

Contractor shall submit Annual Financial Statements to SDOH. The due date for annual statements shall be April 1 following the report closing date.

ii)	Quarterly Financial Statements:

Contractor shall submit Quarterly Financial Statements to SDOH. The due date for quarterly reports shall be forty-five (45) days after the end of the calendar quarter.

iii)	Other Financial Reports:

Contractor shall submit financial reports, including certified annual financial statements, and make available documents relevant to its financial condition to SDOH and the State Insurance Department (SID) in a timely manner as required by State laws and regulations, including but not limited to PHL §§ 4403-a, 4404 and 4409, Title 10 NYCRR Part 98; and when applicable, SIL §§ 304, 305, 306, and 310. The SDOH may require the Contractor to submit such relevant financial reports and documents related to its financial condition to the LDSS.

iv)	Encounter Data:

The Contractor shall prepare and submit encounter data on a monthly basis to SDOH through SDOH's designated Fiscal Agent. Each provider is required to have a unique identifier. Submissions shall be comprised of encounter records or adjustments to previously submitted records, which the Contractor has received and processed from provider encounter or claim records of all contracted services rendered to the Enrollee in the current or any preceding months. Monthly submissions must be received by the Fiscal Agent in accordance with the time frames specified in the MEDS II data dictionary on the HPN to assure the submission is included in the Fiscal Agent's monthly production processing.

v)	Quality of Care Performance Measures:

The Contractor shall prepare and submit reports to SDOH, as specified in the Quality Assurance Reporting Requirements (QARR). The Contractor must arrange for an NCQA-certified entity to audit the QARR data prior to its submission to the SDOH unless this requirement is specifically waived by the SDOH. The SDOH will select the measures which will be audited.

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2007

vi)	Complaint and Action Appeal Reports:

A)
The Contractor must provide the SDOH on a quarterly basis, and within fifteen (15) business days of the close of the quarter, a summary of all Complaints and Action Appeals subject to PHL § 4408-a received during the preceding quarter via the Summary Complaint Form on the Health Provider Network. The Summary Complaint Form has been developed by the SDOH to categorize the type of Complaints and Action Appeals subject to PHL § 4408-a received by the Contractor.

B)
The Contractor agrees to provide on a quarterly basis, via Summary Complaint Form on the HPN, the total number of Complaints and Action Appeals subject to PHL § 4408-a that have been unresolved for more than forty-five (45) days. The Contractor shall maintain records on these and other Complaints, Complaint Appeals and Action Appeals pursuant to Appendix F of this Agreement.

C)
Nothing in this Section is intended to limit the right of the SDOH or its designee to obtain information immediately from a Contractor pursuant to investigating a particular Enrollee or provider Complaint, Complaint Appeal or Action Appeal.

vii)	Fraud and Abuse Reporting Requirements:

A)
The Contractor must submit quarterly, via the HPN Complaint reporting format, the number of Complaints of fraud or abuse made to the Contractor that warrant preliminary investigation by the Contractor.

B)
The Contractor also must submit to the SDOH the following information on an ongoing basis for each confirmed case of fraud and abuse it identifies through Complaints, organizational monitoring, contractors, subcontractors, providers, beneficiaries, Enrollees, or any other source:

I)	The name of the individual or entity that committed the fraud or abuse;

II)	The source that identified the fraud or abuse;

III)	The type of provider, entity or organization that committed the fraud or abuse;

IV)	A description of the fraud or abuse;

V)	The approximate dollar amount of the fraud or abuse;

VI)	The legal and administrative disposition of the case, if available, including actions taken by law enforcement officials to whom the case has been referred; and

VII)	Other data/information as prescribed by SDOH;

C)	Such report shall be submitted when cases of fraud and abuse are confirmed, and shall be reviewed and signed by an executive officier of the Contractor.

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2007

viii)	Participating Provider Network Reports:

The Contractor shall submit electronically, the the HPN, an updated provider network report on a quarterly basis. The Contractor shall submit an annual notarized attestation that the providers listed in each submission have executed an agreement with the Contractor to serve Contractor's MMC and/or FHPlus Enrollees, as applicable. The report submission must comply with the Managed Care Provider Network Data Dictionary. Networks must be reported separately for each county in which the Contractor operates.

ix)	Appointment Availability/Twenty-four (24) Hour Access and Availability Surveys:

The Contractor will conduct a county specific (or service area if appropriate) review of appointment availability and twenty-four (24) hour access and availability surveys annually. Results of such surveys must be kept on file and be readily available for review by the SDOH or LDSS, upon request.

x)	Clinical Studies:

A)	The Contractor will participate in up to four (4) SDOH sponsored focused clinical studies annually. The purpose of these studies will be to promote quality improvement.

B)
The Contractor is required to conduct at least one (1) internal performance improvement project each year in a priority topic area of its choosing with the mutual agreement of the SDOH and SDOH's external quality review organization. The Contractor may conduct its performance improvement project in conjunction with one or more MCOs. The purpose of these projects will be to promote quality improvement within the Contractor's MMC and/or FHPlus product. SDOH will provide guidelines which address study structure and reporting format. Written reports of these projects will be provided to the SDOH and validated by the external quality review organization.

xi)	Independent Audits:

The Contractor must submit copies of all certified financial statements and QARR validation audits by auditors independent of the Contractor to the SDOH within thirty (30) days of receipt by the Contractor.

xii)	New Enrollee Health Screening Completion Report:

The Contractor shall submit a quarterly report within thirty (30) days of the close of the quarter showing the percentage of new Enrollees for which the Contractor was able to complete a health screening consistent with Section 13.6(a)(ii) of this Agreement.

xiii)	Marketing and Facilitated Enroller Staffing Reports:

The Contractor shall submit a monthly staffing report during the last fifteen (15) calendar days of each month showing the number of full-time equivalents (FTEs) employed or funded for purposes of marketing, facilitated enrollment, and/or community outreach designed to develop enrollment opportunities or present coverage options for the Medicaid, Family Health Plus, and Child Health Plus programs, and solely for Medicaid Advantage and/or Medicaid Advantage Plus programs, as applicable.

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2007

xiv)	Additional Reports

Upon request by the SDOH, the Contractor shall prepare and submit other operational data reports. Such requests will be limited to situations in which the desired data is considered essential and cannot be obtained through existing Contractor reports. Whenever possible, the Contractor will be provided with ninety (90) days notice and the opportunity to discuss and comment on the proposed requirements before work is begun. However, the SDOH reserves the right to give thirty (30) days notice in circumstances where time is of the essence.

3.	Amend Section 21.21 "Federally Qualified Health Centers (FQHCs)" to read as follows:

21.21	Federally Qualified Health Centers (FQHCs)

a)
In a county where Enrollment in the Contractor's MMC product is voluntary, the Contractor is not required to contract with FQHCs. However, when an FQHC is a Participating Provider of the Contractor network, the Provider Agreement must include a provision whereby the Contractor agrees to compensate the FQHC for services provided to Enrollees at a payment rate that is not less than the level and amount that the Contractor would pay another Participating Provider that is not an FQHC for a similar set of services.

b)
In a county where Enrollment in the Contractor's MMC product is mandatory and/or the Contractor offers an FHPlus product, the Contractor shall contract with FQHCs operating in that county. The contract with the FQHC must be between the Contractor and the FQHC clinic, not between the Contractor and an individual practitioner at the clinic.

c)
The Department may on a case-by-case basis defer the contracting contracting  requirement if it determines there is sufficient access to FQHC services in a county. The Department reserves the right to rescind the deferment at any time should access to FQHC services in the county change.

d)
When an MCO does not contract with an FQHC, but another MCO in the county contracts with an FQHC, marketing and educational materials must inform Potential Enrollees and Enrollees about the availability of FQHC services. These materials should also advise Potential Enrollees and Enrollees that they have good cause to disenroll from an MCO when the MCO does not contract with an FQHC and another MCO in the county contracts with an FQHC or is an FQHC sponsored MCO.

4.          Amend Section 22.7 "Recovery of Overpayments to Providers" to read as follows:

22.7	Recovery of Overpayments to Providers

Consistent with the exception language in Section 3224-b of the Insurance Law, the Contractor shall have and retain the right to audit participating providers' claims for a six year period from the date the care, services or supplies were provided or billed, whichever is later, and to recoup any overpayments discovered as a result of the audit. This six year limitation does not apply to situations in which fraud may be involved or in which the provider or an agent of the provider prevents or obstructs the Contractor's auditing.

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2007

5.	Amend Appendix D "New York State Department of Health Marketing Guidelines," Section D.3,
3. c) to add paragraph iv) to read as follows:

c)
The Contractor shall not offer compensation to Marketing Representatives, including salary increases or bonuses, based solely on the number of individuals they enroll. However, the Contractor may base compensation of Marketing Representatives on periodic performance evaluations which consider Enrollment productivity as one of several performance factors during a performance period, subject to the following requirements:

i)	"Compensation" shall mean any remuneration required to be reported as income or compensation for federal tax purposes;

ii)	The Contractor may not pay a "commission" or fixed amount per enrollment;

iii)	The Contractor may not award bonuses more frequently than quarterly, or for an annual amount that exceeds ten percent (10%) of a Marketing Representative's total annual compensation;

iv)	Sign-on bonuses for Marketing Representatives are prohibited;

6.	Effective January 1, 2008, amend Appendix D "New York State Department of Health Marketing Guidelines." Section D.3, 3. c) to add paragraphs v), vi), vii) viii), and ix) to read as follows:

v)
 Where productivity is a factor in the bonus determination, bonuses must be structured in such a way that productivity carries a weight of no more than 30% of the total bonus and that application quality/accuracy must carry a weight equal to or greater than the productivity component;

vi)
 The Contractor must limit salary adjustments for Marketing Representatives to annual adjustments except where the adjustment occurs during the first year of employment after a traditional trainee/probationary period or in the event of a company wide adjustment;

vii)	The Contractor is prohibited from reducing base salaries for Marketing Representatives for failure to meet productivity targets;

viii)	The Contractor is prohibited from offering non-monetary compensation such as gifts and trips to Marketing Representatives;

ix)
  The Contractor shall have human resources policies and procedures for the earning and payment of overtime and must be able to provide documentation (such as time sheets) to support overtime compensation.

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2007

7.	Amend Appendix D "New York State Department of Health Marketing Guidelines," Section D.3.3. to add paragraph e) to read as follows:

e)
 The Contractor shall limit the staffing (FTE's) involved in the marketing/facilitated enrollment process. The limit shall be set at 150 FTEs for New York City, 75 for MCOs that serve county service areas outside New York City, and 225 for MCOs that serve both, with no more than 150 operating in New York City. FTEs subject to the limit include Marketing Representatives, Facilitated Enrollers and any other staff that conduct new enrollments, provide community presentations on coverage options and/or engage in outreach activities designed to develop enrollment leads. Managers are not included in the limit as long as they do not personally conduct enrollments. Retention staff are not subject to the limit.

8.	Amend Appendix D "New York State Department of Health Marketing Guidelines," Section D.3. 4. a) to add paragraph v) to read as follows:

a)	The Contractor shall not engage in the following practices:

i)	misrepresenting the Medicaid fee-for-service, MMC Program or FHPlus Program, or the program or policy requirements of the LDSS or the SDOH, in Marketing encounters or materials;

ii)	purchasing or otherwise acquiring or using mailing lists of Eligible Persons from third party vendors, including providers and LDSS offices;

iii)	using raffle tickets or event attendance or sign-in sheets to develop mailing lists of Prospective Enrollees;

iv)
offering incentives (i.e., any type of inducement whose receipt is contingent upon the individual's Enrollment) of any kind to Prospective Enrollees to enroll in the Contractor's MMC or FHPlus product;

v)
marketing to enrollees of other health plans. If the Contractor becomes aware during a marketing encounter that an individual is enrolled in another health plan, the marketing encounter must be promptly terminated. If the individual voluntarily suggests dissatisfaction with the health plan in which he or she is enrolled, the individual should be referred to the enrollment broker or LDSS for assistance.

9.	Amend Appendix G "SDOH Requirements for the Provision of Emergency Care and Services." Section 5 to read as follows:

5.        Emergency Transportation

When emergency transportation is included in the Contractor's Benefit Package, the Contractor shall reimburse the transportation provider for all emergency ambulance services, without regard to final diagnosis or prudent layperson standards. Payment by the Contractor for emergency transportation services provided to an Enrollee by Participating Provider shall be at the rate or rates of payment specified in the contract between the Contractor and the transportation provider. Payment by the Contractor for emergency transportation services provided to an Enrollee by a Non-Participating Provider shall be at the Medicaid fee-for-service rate in effect on the date the service was rendered.

10.
Amend paragraph K and add paragraph L of Section 6 (a) (v) of Appendix H, "New York State Department of Health Requirements for the Processing of Enrollments and Disenrollments in the MMC and FHPlus Programs," to read as follows:

K) An FHPlus Enrollee is pregnant; or

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2007

L)	The Contractor does not contract with an FQHC and one or more other MCOs in the Enrollee's count of fiscal responsibility provide the service

All other provisions of said AGREEMENT shall remain in full force and effect.

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2007

IN WITNESS WHEREOF, the parties hereto have executed or approved this AGREEMENT as of the dates appearing under their signatures.

CONTRACTOR SIGNATURE                                                                    STATE AGENCY SIGNATURE

By:        /s/ Heath Schiesser                                                                   By:       /s/ Vallencia Lloyd

             Heath Schiesser                                                                                       Vallencia Lloyd
                     (Printed Name)                                                                                         (Printed Name)

Title:    President & CEO                                                                        Title:     Deputy Director, DMC & PE
Date:    4/15/08                                                                                         Date:    5/1/08

State Agency Certification:
In addition to the acceptance of this contract, I also certify that original copies of this signature page will be attached to all other exact copies of this contract.

STATE OF FLORIDA	)
	)	SS.:
County of Hillsborough	)

On the 15th day of April 2008, before me personally appeared Heath Schiesser, to me known, who being by me duly sworn, did depose and say that he/she resides at 5416 Avenue Simone, Lutz, Florida 33558, that he/she is the President & CEO of WellCare of NY, the corporation described herein which executed the foregoing instrument; and that he/she signed his/her name thereto by order of the board of directors of said corporation.

/s/ Sara Gallo
(Notary)

Approved:	Approved:

ATTORNEY GENERAL	Thomas P. DiNapoli
STATE COMPTROLLER

Title: Approved as to Form NYS Attorney General	Title: Approved, Dept. of Audit & Control
Date: May 7, 2008	Date: June 5, 2008
/s/ Lorraine I. Remo	/s/ Illegible

Appendix X
MMC/FHPlus Contract Amendment
October 1, 2007